Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2014

LAUREL, Miss. (December 18, 2014) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2014.

Net sales for the fourth quarter of fiscal 2014 were $760.9 million compared with $727.1 million for the same period a year ago. For the quarter, the Company reported net income of $93.1million, or $4.04 per share, compared with net income of $45.3 million, or $1.97 per share, for the fourth quarter of fiscal 2013.

Net sales for fiscal 2014 were $2.775 billion compared with $2.683 billion for fiscal 2013. Net income for the year totaled $249.0 million, or $10.80 per share, compared with net income of $130.6 million, or $5.68 per share, for last year.

“The fourth quarter of fiscal 2014 marked a strong finish to a successful year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We reported record annual sales of $2.775 billion, a 3.4 percent increase over fiscal 2013. While poultry markets improved only slightly compared to fiscal 2013, grain prices, especially corn prices, were significantly lower during the year when compared to fiscal 2013. For the year, we sold 3.045 billion pounds of dressed poultry, another record, compared with 3.031 billion pounds in fiscal 2013.”

According to Sanderson, overall market prices for poultry products were higher in the fourth quarter of fiscal 2014 compared with prices a year ago. As measured by an average of the Georgia dock price for whole chickens, prices were higher by approximately 7.1 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2013, and were higher by 5.7 percent for the fiscal year compared with the prior year. The Georgia Dock whole bird price remained in record territory during fiscal 2014 and reflected strong demand for the Company’s retail chill pack product during this fiscal year. Boneless breast meat prices averaged 15.8 percent higher in the fourth quarter than the prior-year period. For fiscal 2014, boneless prices were 3.7 percent higher when compared with fiscal 2013. Jumbo wing prices averaged $1.50 per pound during the fourth quarter of fiscal 2014, up 5.2 percent from the average of $1.43 per pound during the prior-year period. Jumbo wing prices averaged $1.20 per pound during the fiscal year, down 19.9 percent from the average of $1.50 per pound for fiscal 2013. The average market price for bulk leg quarters decreased approximately 6.5 percent for the quarter, and decreased approximately 9.6 percent for fiscal 2014. Cash prices for corn and soybean meal, the Company’s primary feed ingredients, were down 23.2 percent and 10.5 percent, respectively, during the fourth fiscal quarter when compared with the fourth quarter a year ago. For the year, total feed costs in broiler flocks processed were 18.0 percent lower than fiscal 2013.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2014

December 18, 2014

“We are pleased that our profitability during fiscal 2014 allowed us to fund our planned expansion in Palestine, Texas, further reduce outstanding debt, strengthen our balance sheet, reward our shareholders with a special dividend and increase our regular quarterly dividend rate,” Sanderson continued. “We are well positioned to continue our growth strategy as we begin operations at our new poultry complex in Palestine, Texas, in February 2015. The pounds produced in Palestine, at full production, will represent a 16 percent increase in our capacity.”

“As of October 31, 2014, our balance sheet reflected $1.111 billion in assets, stockholders’ equity of $897.9 million and net working capital of $363.1 million. Our total long-term debt at year-end was $10 million. A strong balance sheet is an important advantage in our industry and provides us with the financial strength to not only support our growth strategy, but also to manage our operations through cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our Company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 18, 2014, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 28, 2014. Those without Internet access, or who prefer to participate via telephone, may call 1-888-256-9075, access code 5121663.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2014

December 18, 2014

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future demand for its products, future prices for feed grains and future production levels.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2014

December 18, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(1)	(1)
Net sales	$760,850	$727,061	$2,774,845	$2,682,980
Costs and expenses:
Cost of sales	578,499	624,937	2,253,898	2,377,055
Selling, general and administrative	39,824	30,345	139,025	100,247

	618,323	655,282	2,392,923	2,477,302

Operating income	142,527	71,779	381,922	205,678

Other income (expense):
Interest income	23	15	60	27
Interest expense	(486)	(1,159)	(2,577)	(6,136)
Other	12	510	61	544

	(451)	(634)	(2,456)	(5,565)

Income before income taxes	142,076	71,145	379,466	200,113
Income tax expense	48,967	25,875	130,418	69,496

Net income	$93,109	$45,270	$249,048	$130,617

Basic earnings per share	$4.04	$1.97	$10.80	$5.68

Diluted earnings per share	$4.04	$1.97	$10.80	$5.68

Dividends per share	$0.72	$0.20	$1.32	$0.71

(1)	The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2013 and 2014 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2014

December 18, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2014	October 31, 2013
	(1)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$165,610	$85,563
Accounts receivable, net	118,296	108,980
Inventories	190,823	205,855
Deferred income taxes	2,925	478
Prepaid expenses	33,052	29,867

Total current assets	510,706	430,743

Property, plant and equipment	1,185,094	1,035,044
Less accumulated depreciation	(588,969)	(546,578)

	596,125	488,466

Other assets	4,421	5,436

Total assets	$1,111,252	$924,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,700	$81,418
Accrued expenses	67,446	58,271
Accrued income taxes	21,489	11,055
Current maturities of long-term debt	10,000	10,799

Total current liabilities	147,635	161,543

Long-term debt, less current maturities	10,000	29,414
Claims payable	10,000	9,000
Deferred income taxes	45,669	53,089
Stockholders’ equity:
Common stock	23,130	23,016
Paid-in capital	150,122	142,482
Retained earnings	724,696	506,101

Total stockholders’ equity	897,948	671,599

Total liability and stockholders’ equity	$1,111,252	$924,645

(1)	The Condensed Consolidated Balance Sheets at October 31, 2013 and 2014 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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